PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.irwinbank.com



                          IBT Bancorp, Inc. (AMEX: IRW)
               Announces Operating Results for the Fourth Quarter
                        and Year Ended December 31, 2003

Irwin, Pennsylvania, February 13, 2004: [AMEX: IRW] IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months and year ended December 31, 2003. The Company's net income for the three months ended December 31, 2003 decreased $73,000 to $1,999,000, or $ .66 per diluted earnings per share, from $2,072,000, or $ .70 per diluted earnings per share, for the comparable 2002 quarter. Net income for the year ended December 31, 2003 increased $709,000, to $9,646,000, or $ 3.19 per diluted earnings per share, from $8,937,000, or $2.99 per diluted earnings per share, for the comparable 2002 period.

President and CEO, Charles G. Urtin, stated "While fourth quarter earnings were less than those of the prior year's fourth quarter, we are pleased to report record earnings for 2003. The current interest rate environment has not only put pressure on our net interest margin but has reduced opportunities for gains on sales of loans and investments. Fourth quarter results were also affected by an increase in non-interest expenses such as additional staff in our new branch and higher medical insurance premiums. Despite the fourth quarter results, 2003 was still a very good year for the Company. Net income, earnings per share and assets are at all-time highs. In April of 2003 the Company stock became listed on the American Stock Exchange. The new listing increased the liquidity of the stock. We opened our new full service branch office in Greensburg in November. We completed our conversion to check imaging this year and are well positioned for the Check 21 requirements. We also rolled out a new deposit product, "Maximum Checking" which has been a hit with our customers. Looking forward, if the current interest rate environment continues, we see continued margin pressures. The refinancing binge is about over and that will impact non-interest income. We also see decreases in other non-recurring sources of non-interest income. These trends will impact earnings in 2004. We will continue to emphasize controlling non-interest expense and attempt to keep non-performing assets at current levels."

Total assets of the Company increased $45,495,000 to $629,530,000 at December 31, 2003 as compared to $584,035,000 at December 31, 2002. Total loans reached $416,286,000 at December 31, 2003 from $359,872,000 at December 31, 2002, an
increase  of  $56,414,000   or  16%.   Investments   decreased   $15,658,000  to
$167,907,000  at December 31, 2003 as compared to  $183,565,000  at December 31,
2002, a decrease of 8.5%. Decreases in investments helped fund the increase in loans. Total deposits reached $492,158,000 at December 31, 2003 as compared to total deposits of $468,257,000 at December 31, 2002. The increase in deposits was primarily the result of the growth in non-interest bearing deposits, which increased $6,714,000 over the prior year. The Company also took advantage of favorably priced advances from the Federal Home Loan Bank of Pittsburgh. Outstanding advances at December 31, 2003 were $61,208,000 compared to $40,000,000 at December 31, 2002.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, a loan center, five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny and a trust office in Greensburg Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW".

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                                                         December 31,       December 31,
                                                                    ------------------ ------------------
                                                                             2003               2002
                                                                    ------------------ ------------------

Total Assets                                                                $ 629,530          $ 584,035
Securities available for sale                                               $ 172,448          $ 186,718
Total loans, net                                                            $ 416,286          $ 359,872
Total liabilities                                                           $ 569,924          $ 527,884
Interest bearing deposits                                                   $ 411,104          $ 393,918
Non-interest bearing deposits                                               $  81,053          $  74,339
FHLB advances                                                               $  61,208          $  40,000
Shareholders' equity                                                        $  59,606          $  56,151



                                              Three Months Ended             Twelve Months Ended
                                                                 December 31,
                                     --------------------------------------------------------------------
                                            2003            2002              2003                2002
                                     --------------  -------------  ------------------ ------------------
Interest Income                            $ 8,184        $ 8,485             $33,398            $33,560
Interest Expense                             2,778          3,226              11,315             12,829
                                     --------------  -------------  ------------------ ------------------
     Net interest income                     5,406          5,259              22,083             20,731
Provision for loan losses                      150            300                 600              1,100
                                     --------------  -------------  ------------------ ------------------
Net interest income after
     provision for loan losses               5,256          4,959              21,483             19,631
Non-interest income                          1,182          1,420               5,891              5,317
Non-interest expense                         3,728          3,546              14,300             12,831
                                     --------------  -------------  ------------------ ------------------

Income before income taxes                   2,710          2,833              13,074             12,117
Income tax expense                             711            761               3,428              3,180
                                     --------------  -------------  ------------------ ------------------

Net income                                 $ 1,999        $ 2,072             $ 9,646            $ 8,937
                                     ==============  =============  ================== ==================

Per Share Data:
Basic earnings per share                   $  0.67        $  0.70             $  3.24            $  3.00
Diluted earnings per share                 $  0.66        $  0.69             $  3.19            $  2.99
Dividends per share                        $  0.35        $  0.30             $  1.40            $  1.20

Selected Ratios (annualized):
Return on Average Assets                      1.32%          1.42%               1.59%              1.61%
Return on Average Equity                     13.71%         14.81%              16.54%             16.95%
Net Interest Spread                           3.38%          3.29%               3.38%              3.39%
Net Interest Margin                           3.83%          3.82%               3.83%              3.95%


                                                                          December 31,       December 31,
                                                                         -------------      -------------
                                                                              2003               2002
                                                                         -------------      -------------
Additional Per Share Data:
Shares Outstanding                                                          2,977,655          2,977,655
Book Value per Share                                                          $ 20.02            $ 18.86
